                                                                     EXHIBIT 4.6



WARRANT AGREEMENT dated as of November 21, 2001 (this "Agreement") between TELEX COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and BNY MIDWEST TRUST COMPANY, an Illinois trust company (the "Warrant Agent"), on behalf of the warrant holders (the "Holders").

                                   Witnesseth:

Whereas, warrants (the "Warrants") have been issued by the Company pursuant to the "Exchange Offer" described in the Amended and Supplemented Consent Solicitation and Exchange Offering Memorandum dated October 24, 2001 (the "Consent Solicitation and Exchange Offering Memorandum"); and

Whereas, the Warrants shall initially entitle Holders to purchase shares of the Series B Preferred Stock, par value $0.01 (the "Series B Preferred Stock"), or if the Series B Preferred Stock shall have been converted in accordance with the terms thereof, shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, on the terms and conditions provided herein.

Now, therefore, the Company hereby agrees as follows for the benefit of Holders:

                                    Article 1
                                     General

Section 1.01. Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of Minnesota are authorized or required by law to close.

"Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof, and as the same may be further amended or restated from time to time.

"Combination" means an event in which the Company consolidates with, merges with or into, sells all or substantially all its property and assets to another Person or voluntarily or involuntarily liquidates, dissolves or winds-up its affairs and businesses.

"Consolidated EBITDA" and "Consolidated EBITDA Measuring Period" have the meanings give such terms in Section 3.02(b) hereof.

"Current Market Value" means, with respect to the Series B Preferred Stock or the Common Stock at any date, the average of the daily closing prices on the exchange or market specified below for the shorter of (i) the 20 consecutive trading days ending on the last full trading day on the exchange or market specified below prior to the time of determination and (ii) the period commencing on the date after the first public announcement of the issuance, sale, distribution or granting in question and ending on such last full trading day prior to the time of determination. The term "time of determination" as used in this Agreement is the time and date of the earlier to occur of (A) the date



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                                                                               2


as of which the Current Market Value is to be computed and (B) the last full trading day on such exchange or market before the commencement of "ex-dividend" trading in the Series B Preferred Stock or the Common Stock relating to the event giving rise to the adjustment described above. The closing price for any day is the last reported sale price regular way or, if no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the shares of the Series B Preferred Stock or the Common Stock are listed or to which such shares are admitted to trading or (2) if the Series B Preferred Stock or the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the NASDAQ or (3) if the Series B Preferred Stock or the Common Stock is not listed on NASDAQ, as furnished by two members of the NASD selected from time to time in good faith by the Board of Directors for that purpose. In the absence of all of the foregoing, or if for any other reason the Current Market Value cannot be determined under the other terms of this Agreement the Current Market Value shall be the fair market value thereof as determined in good faith by the Board of Directors.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Holders" means the Persons who from time to time are the registered holders of Warrant Certificates provided that such Persons have not acquire Warrants or Warrant Certificates in violation of this Agreement.

"NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System or any comparable system.

"Officer" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or the Secretary of the Company.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental agency or authority or other entity of whatever nature.

"Commission" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933.

"Senior Secured Credit Facility" means the Credit Agreement dated as of May 6, 1997, as amended from time to time, among the Company, the several banks and other financial institutions party thereto from time to time (the "Senior Lenders"), Morgan Stanley Senior Funding, Inc., as documentation agent for the Senior Lenders, and The Chase Manhattan Bank, as administrative agent for the Senior Lenders. In the event of the amendment, refinancing or substitution of the Senior Secured Credit Facility subsequent to the date hereof, all references herein to the "Senior Secured Credit Facility" shall mean the Senior Secured Credit Facility as in effect prior to giving effect to any such amendment, refinancing or substitution unless the Holders of a majority of the Warrants shall have consented to such amendment, refinancing or substitution of the Senior Secured Credit Facility.

"Transfer Restricted Securities" means the Warrants and the Warrant Shares issued to Holders upon exercise of the Warrants, whether or not such exercise has been effected. Each such security shall cease to be a Transfer Restricted Security when (i) it has been disposed of pursuant to a registration statement of the Company filed with the Commission and declared effective by the Commission that covers the disposition of such Transfer Restricted Security,
(ii) it has been distributed pursuant to Rule 144 (or any similar provisions under the Securities Act then in effect), or (iii) it has been otherwise transferred and may be resold without registration under the Securities Act.

"Warrants" has the meaning given such term in the recitals to this Agreement.

"Warrant Certificate" has the meaning given such term in Section 2.01 hereof.

"Warrant Shares" means the shares of the Series B Preferred Stock or, if the Series B Preferred Stock shall have been converted pursuant to its terms, shares of the Common Stock, received or issued upon exercise of the Warrants.

Section 1.02. Rules of Construction. Unless the text otherwise requires:

     (i)  a term has the meaning assigned to it;

     (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect from time to time;

    (iii) "or" is not exclusive;

     (iv) "including" means including, without limitation; and

     (v) words in the singular include the plural and words in the plural include the singular.

                                    Article 2
                                     Warrant

Section 2.01. Form and Dating.

The Warrants shall be evidenced by certificates issued in substantially the form of the certificate annexed hereto as Exhibit A (a "Warrant Certificate"), which
Exhibit is hereby incorporated in and expressly made a part of this Agreement. The Warrant Certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company) and shall bear the legend required by Section 4.02. Each Warrant Certificate shall be dated the date of its countersignature. The terms of the Warrants set forth in Exhibit A are part of the terms of this Agreement.

Section 2.02. Execution. One Officer shall sign each Warrant Certificate on behalf of the Company by manual or facsimile signature. The Company's seal shall be impressed, affixed, imprinted or reproduced on the Warrant Certificate and may be in facsimile form.

Section 2.03. Warrant Register. The Warrant Agent shall keep a register (the "Warrant Register") of the Warrant Certificates and of their transfer and exchange, a copy of which shall be provided to any Holder upon demand. The Warrant Register shall show the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates. The Warrant Agent may deem and treat the Person in whose name a Warrant Certificate is registered as the absolute owner of such Warrant Certificate for all purposes whatsoever and the Warrant Agent shall not be affected by notice to the contrary.


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                                                                               4

Section 2.04. Transfer and Exchange.

(a)  Transfer and Exchange of Warrant.

     When any Warrant Certificate is presented to the Warrant Agent with a request to register the transfer of the Warrant or to exchange such Warrant for an equal number of Warrants of other authorized denominations, the Warrant Agent shall, so long as such transfer or exchange is not prohibited hereunder, promptly register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that any Warrant surrendered for transfer or exchange:

     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and duly executed by the Holder thereof or his attorney duly authorized in writing; and

    (ii) in the case of any Warrant that is a Transfer Restricted Security, shall be accompanied by a certificate from such Holder certifying that such Transfer Restricted Security is being transferred pursuant to any available exemption from the registration requirements of the Securities Act and, if required by the Company, an opinion counsel satisfactory to the Company.

(b)  Obligations with Respect to Transfers and Exchanges of Warrants.

     In furtherance of all eligible transfers and exchanges, the Company shall execute Warrant Certificates as required pursuant to the provisions of this
     Section 2.04.

     (i) All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered upon such registration of transfer or exchange.

    (ii) Prior to due presentment for registration of transfer of any Warrant Certificate, the Warrant Agent may deem and treat the Person in whose name any Warrant Certificate is registered on the Warrant Register as the absolute owner of such Warrant and the Warrant Agent shall not be affected by notice to the contrary.

   (iii) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of any Warrant Certificate.

    (iv) Upon any sale or transfer of Warrants pursuant to an effective registration statement under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that no legend is required, the Company shall permit the Holder thereof to exchange the Warrant Certificate for other Warrants that do not bear the legend set forth in Section 4.02 and rescind any restriction on the transfer of such Warrants.



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                                                                               5

Section 2.05. Replacement Certificates.

If a mutilated Warrant Certificate is surrendered to the Company, or if the Holder of a Warrant Certificate claims that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Warrant Certificate if the reasonable requirements of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. If required by the Company, such Holder shall furnish an indemnity sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a Warrant Certificate is replaced. The Company may charge the Holder for its expenses in replacing a Warrant Certificate.

Section 2.06. Cancellation.

(a) In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon immediately be canceled by the Company.

(b) The Warrant Agent and no one else shall cancel and destroy all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation. The Company shall not issue new Warrant Certificates to replace Warrant Certificate to the extent they evidence Warrants which have been exercised or Warrants which the Company has purchased or otherwise acquired.

Section 2.07. The Warrant Agent.

(a) The Warrant Agent (i) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Warrant Agent, (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making inquiry as to or determining the genuineness, accuracy or validity thereof, or of the authority of the person signing or presenting the same, and (iv) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Warrant Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Warrant Agent's gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Warrant Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Warrant Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Warrant Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other agent employed by the Warrant Agent than any such book-entry depository, securities intermediary or other agent has to the Warrant Agent, except to the extent that such action or omission of any book- entry depository, securities intermediary or other agent was caused by the Warrant Agent's own gross negligence or willful misconduct in breach of this Agreement.



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                                                                               6




(d) The Company agrees (i) to pay or reimburse the Warrant Agent for its reasonable and documented attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Warrant Agent's compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit D and made a part hereof.

(e) The Company agrees to reimburse the Warrant Agent on demand for all reasonable and documented costs and expenses incurred in connection with the administration of this Agreement or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable and documented legal fees and expenses incurred by the Warrant Agent in connection with resolution of any claim by any party hereunder.

(f) The Company covenants and agrees to indemnify the Warrant Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Warrant Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable and documented attorney's fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Warrant Agent's gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

                                    Article 3
                                 Exercise Terms

Section 3.01. Exercise Price.

Each Warrant shall entitle the Holder hereof, subject to adjustment pursuant to the terms of this Agreement, to purchase Warrant Shares determined as follows for an exercise price of $0.01 (the "Exercise Price") per Warrant Share.

Section 3.02. Number of Warrant Shares.

(a) The Warrants shall entitle the holders thereof to purchase Warrant Shares up to an amount which represents a maximum of 1,666,666.67 Warrant Shares (subject to anti-dilution adjustments as hereinafter provided); the actual number of shares purchasable under the New Warrants to increase to such maximum amount as, and provided that, the Company achieves the Consolidated EBITDA Requirements.

(b) For purposes of determining the number of Warrant Shares purchasable upon exercise of the Warrants, "Consolidated EBITDA" shall be determined, and shall have the meaning given such term, under the Senior Secured Credit Facility. In the event of the amendment, refinancing or substitution of the Senior Secured Credit Facility subsequent to the date hereof which affects the definition of "Consolidated EBITDA", such amended or substituted



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                                                                               7



     definition shall be applicable for purposes of the Warrants with the consent of the holders of a majority of the Warrants; but if such consent is not obtained, then the definition of "Consolidated EBITDA" prior to giving effect to any such amendment, refinancing or substitution of the Senior Secured Credit Facility shall be applicable for purposes of the Warrants. For purposes hereof, "Consolidated EBITDA Measuring Period" shall mean any four consecutive fiscal quarters subsequent to September 30, 2001.

(c) The number of shares of Warrant Shares purchasable upon exercise of the Warrants shall be determined, and shall vest, as follows (subject to anti-dilution adjustments as hereinafter provided) based on the following Consolidated EBITDA Requirements:

                                                                     Aggregate number of shares of Warrant Shares
                                                                     purchasable upon exercise of all of the
         Consolidated EBITDA Requirement                             Warrants
         ----------------------------------------------------------- --------------------------------------------
         If Consolidated EBITDA for any Consolidated EBITDA
         Measuring Period of at least $45 million is achieved at
         any time prior to December 31, 2006....................       555,556 Warrant Shares

         If Consolidated EBITDA for any Consolidated EBITDA
         Measuring Period of at least $50 million is achieved at
         any time prior to December 31, 2006....................     1,250,000 Warrant Shares

         If EBITDA for any EBITDA Measuring Period of at least
         $55 million is achieved at any time prior to
         December 31, 2006......................................     1,666,667 Warrant Shares


Section 3.03. Terms and Expiration.

(a) The Warrants will be immediately exercisable upon issuance, subject to satisfaction of the Consolidated EBITDA Requirements.

(b) Unless exercised, the Warrants will automatically expire on the later of March 30, 2007 or 15 days after the Company shall have either furnished to the holders of the Warrants its audited financial statements for the fiscal year ended December 31, 2006 or shall have filed with the Commission an annual report on Form 10-K with respect to such fiscal year.

Section 3.04. Manner of Exercise.

Warrants may be exercised upon (i) notice to the Warrant Agent and surrender to the Warrant Agent of the Warrant Certificates, together with the form of election to purchase Warrant Shares (in the form attached as Exhibit C hereto), duly completed and signed by the Holder thereof, and (ii) payment to the Company of the Exercise Price for the number of Warrant Shares in respect of which such Warrant is then exercised. Such payment shall be made in cash or by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose.



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                                                                               8

Section 3.05. Issuance of Warrant Shares.

Upon the surrender of Warrant Certificates and payment of the per share Exercise Price, as set forth in Section 3.04, the Company shall issue or, if appointed, cause a transfer agent for the Warrant Shares (the "Transfer Agent") to countersign and deliver to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants or other securities or property to which it is entitled, registered or otherwise to the Person or Persons entitled to receive the same. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrant and payment of the per share Exercise Price.

Section 3.06. Fractional Warrant Shares.

The Company shall not be required to issue fractional Warrant Shares beyond two decimal places on the exercise of Warrants. If more than one Warrant shall be exercised in full at the same time by the same Holder, the number of Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrant Shares purchasable pursuant thereto. If any fraction of a Warrant Share beyond two decimal places would, except for the provisions of this Section 3.06, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Value for one Warrant Share on the date the Warrant is exercised, multiplied by such fraction, rounded up to the nearest whole cent.

Section 3.07. Reservation of Warrant Shares.

The Company shall at all times keep reserved out of its authorized shares of capital stock a number of Warrant Shares sufficient to provide for the exercise of all outstanding Warrants. The registrar for the Warrant Shares (the "Registrar") shall at all times until all Warrants have been exercised, deemed to have been exercised or canceled, reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file at the chief executive offices of the Company or, if appointed, with the Transfer Agent. All Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid and non-assessable. The Company will supply the Transfer Agent, if appointed, with duly executed stock certificates for such purpose and will itself provide or otherwise make available any cash which may be payable as provided in Section 3.06. The Company will furnish to such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder.

Section 3.08. Compliance with Law.

If any Warrant Shares required to be reserved for purposes of exercise of Warrants require, under any other Federal or state law or applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange before such shares may be issued upon exercise, the Company will cause such shares to be duly registered or approved by such governmental authority.

                                    Article 4
                                 Transferability

Section 4.01. Permitted Transfers.

The Warrants and Warrant Shares may be transferred only pursuant to an effective registration statement under the Securities Act, or pursuant to any exemption from registration thereunder, or pursuant to Rule 144 under the Securities Act.

Section 4.02. Legend.

Warrant Shares shall bear a legend substantially as follows unless and until such Warrant Shares are transferred pursuant to an effective registration statement under the Securities Act:

         "The securities represented hereby have not been issued pursuant to any registration or similar filing, listing or prospectus or document delivery requirements under the laws of any jurisdiction or the rules, regulations or guidelines of any stock exchange or quotation system. No transfer of the securities represented hereby may be made without compliance with any of the foregoing, unless an exemption thereunder is available in the opinion of counsel for the Corporation.

         The securities represented hereby are subject to the provisions of a certain Warrant Agreement dated as of November 21, 2001, including certain restrictions on transfer set forth therein. A complete and correct copy of such Warrant Agreement is available for inspection at the principal offices of the Corporation and will be furnished upon written request and without charge. The Corporation is authorized to issue more than one class of stock. The Corporation will furnish to each Holder of these securities who requests a copy of the powers, designations, preferences and relative rights and limitations of each outstanding class of stock of the Corporation."

                                    Article 5
                            Anti-dilution Provisions

Section 5.01. Changes in the Series B Preferred Stock or the Common Stock.

In the event that at any time or from time to time the Company shall (i) pay a dividend or make a distribution on its Series B Preferred Stock or Common Stock in shares of its Series B Preferred Stock or Common Stock or other shares of capital stock, (ii) subdivide its outstanding shares of Series B Preferred Stock or Common Stock into a larger number of shares of Series B Preferred Stock or Common Stock, (iii) combine its outstanding shares of Series B Preferred Stock or Common Stock into a smaller number of shares of Series B Preferred Stock or Common Stock or (iv) increase or decrease the number of shares of Series B Preferred Stock or Common Stock outstanding by reclassification of its Series B Preferred Stock or Common Stock, then the number of shares of Series B Preferred Stock or Common Stock purchasable upon exercise of each Warrant immediately after the occurrence of such event shall be adjusted so that, after giving effect to such adjustment, the Holder of each Warrant shall be entitled to receive the number of shares of Series B Preferred Stock or Common Stock upon exercise that such Holder would have owned or have been entitled to receive immediately following such event had such Warrants been exercised immediately prior to the occurrence of the events described above (or, in the case of a dividend or distribution of Series B Preferred Stock or Common Stock, immediately prior to the record date therefor), and the Exercise Price for each

Warrant shall be adjusted in inverse proportion. An adjustment made pursuant to this Section 5.01 shall become effective immediately after the effective date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Series B Preferred Stock or Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Section 5.02. Cash Dividends and Other Distributions.

In case at any time or from time to time the Company shall distribute to holders of Series B Preferred Stock or Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than, in each case set forth in (i) and (ii), (x) any dividend or distribution described in Section 5.01 or (y) any rights, options, warrants or securities described in Section 5.03) then the number of shares of Series B Preferred Stock or Common Stock purchasable upon the exercise of each Warrant shall be increased to a number determined by multiplying the number of shares of Series B Preferred Stock or Common Stock purchasable upon the exercise of such Warrant immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be the Current Market Value per share, on such record date, of Series B Preferred Stock or Common Stock on the record date for such distribution, and the denominator of which shall be such Current Market Value per share of Series B Preferred Stock or Common Stock less the sum of (x) the per share amount of any cash distributed in respect of Series B Preferred Stock or Common Stock and
(y) the fair value (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, a copy of which will be sent to Holders upon request) of the portion, if any, of the distribution applicable to one share of Series B Preferred Stock or Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription of purchase rights. The Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution; provided, however, that the Company is not required to make an adjustment pursuant to this Section 5.02 if at the time of such distribution the Company makes the same distribution to Holders of Warrants as it makes to holders of Series B Preferred Stock or Common Stock pro rata based on the number of shares of Series B Preferred Stock or Common Stock for which such Warrants are exercisable (whether or not currently exercisable). No adjustment shall be made pursuant to this Section 5.02 which shall have the effect of decreasing the number of shares of Series B Preferred Stock or Common Stock purchasable upon exercise of each Warrant or increasing the Exercise Price.

Section 5.03. Rights Issue, etc.

In the event that at any time or from time to time the Company shall issue Series B Preferred Stock or Common Stock or rights, options or warrants for, or securities convertible or exchangeable into, Series B Preferred Stock or Common Stock to any Person, entitling such Person to subscribe for or purchase shares of Series B Preferred Stock or Common Stock at a price per share that is lower at the record date for such issuance than the then Current Market Value per share of Series B Preferred Stock or Common Stock, the number of shares of Series B Preferred Stock or Common Stock thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of shares of Series B Preferred Stock or Common Stock theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Series B Preferred Stock or Common Stock outstanding on the date of issuance of such Series B Preferred Stock or Common Stock, rights, options, warrants or securities plus the number of additional shares of Series B Preferred Stock or Common Stock offered for subscription or purchase or into which such securities are convertible or exchangeable, and the denominator of which shall be the number of shares of Series B Preferred Stock or Common Stock outstanding on the date of issuance of such Series B Preferred Stock or Common Stock, rights, options, warrants or securities plus the total number of shares of Series B Preferred Stock or Common Stock which could be purchased at the Current Market Value with the aggregate consideration received through issuance of such rights, warrants, options, or convertible securities. In the event of any such adjustment, the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such date of issuance by the aforementioned fraction. Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or securities. No adjustment shall be made pursuant to this Section 5.03 which shall have the effect of decreasing the number of shares of Series B Preferred Stock or Common Stock purchasable upon exercise of each Warrant or of increasing the Exercise Price.

Section 5.04. Combination; Liquidation.

(a) No Combination shall be effected without the approval of the Holders of a majority of the Warrants. In the event that any Combination shall be effected without such approval of the Holders, then the Warrants shall vest 100% and be exercisable as of immediately prior to the effectiveness of any such Combination and without regard to the Consolidated EBITDA for any Consolidated EBITDA Measuring Period ending on or prior to effectiveness of such Combination. In the event that such Holders shall have approved any such Combination, and unless the Holders of a majority of the Warrants shall have agreed to a different treatment, then, except as provided in
     Section 5.04(b) hereof, the Holders shall have the right to receive upon exercise of the Warrants such number of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant been exercised immediately prior to such event. Unless Section 5.04(b) hereof is applicable to a Combination, the Company shall provide that the surviving or acquiring Person (the "Successor Company") in such Combination will enter into an agreement with the Holders confirming the Holders' rights pursuant to this Section 5.04(a) and providing for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5. The provisions of this Section 5.04(a) shall similarly apply to successive Combinations involving any Successor Company. In the event of any such Combination, the Consolidated EBITDA applicable for purposes of the Warrants shall be determined for business of the Company

(b) In the event of (i) a Combination where consideration to Holders of Series B Preferred Stock or Common Stock in exchange for their shares is payable solely in cash, or (ii) the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Series B Preferred Stock or Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price.

(c) In case of any Combination described in Section 5.04(b), the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall, after the surrendered Warrant Certificates are received, make payment to the Holders by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holders surrendering such Warrants.

(d) This Section 5.04 will be of no force or effect to the extent all Warrants have been exercised for Series B Preferred Stock or Common Stock.

Section 5.05. Tender Offers; Exchange Offers.

In the event that the Company or any subsidiary of the Company shall purchase shares of Series B Preferred Stock or Common Stock pursuant to a tender offer or an exchange offer for a price per share of Series B Preferred Stock or Common Stock that is greater than the then Current Market Value per share of Series B Preferred Stock or Common Stock in effect at the end of the trading day immediately following the day on which such tender offer or exchange offer expires, then the Company, or such subsidiary of the Company, shall offer to purchase Warrants for comparable consideration per share of Series B Preferred Stock or Common Stock based on the number of shares of Series B Preferred Stock or Common Stock which the Holders of such Warrants would receive upon exercise of such Warrants (with such Warrants being deemed for this purpose to have vested 100% and without regard to the Consolidated EBITDA for any Consolidated EBITDA Measuring Period ending on or prior to effectiveness of such Combination); provided, however, if a tender offer is made for only a portion of the outstanding shares of Series B Preferred Stock or Common Stock, then such offer shall be made for Warrants in the same pro rata proportion.

Section 5.06. Other Events.

If any event occurs as to which the foregoing provisions of this Article 5 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board of Directors, to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exercise Price or decreasing the number of shares of Series B Preferred Stock or Common Stock subject to purchase upon exercise of this Agreement.

Section 5.07. Superseding Adjustment.

Upon the expiration of any rights, options, warrants or conversion or exchange privileges which resulted in the adjustments pursuant to this Article 5, if any thereof shall not have been exercised, the number of Warrant Shares purchasable upon the exercise of each Warrant shall be readjusted as if (A) the only shares of Series B Preferred Stock or Common Stock issuable upon exercise of such rights, options, warrants, conversion or exchange privileges were the shares of Series B Preferred Stock or Common Stock, if any, actually issued upon the exercise of such rights, options, warrants or conversion or exchange privileges and (B) shares of Series B Preferred Stock or Common Stock actually issued, if any, were issuable for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange privileges whether or not exercised and the Exercise Price shall be readjusted inversely; provided, however, that no such readjustment shall (except by reason of an intervening adjustment under Section 5.01) have the effect of decreasing the number of Warrant Shares purchasable upon the exercise of each Warrant or increase the Exercise Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange privileges.

Section 5.08. Minimum Adjustment.

The adjustments required by the preceding Sections of this Article 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of Warrants that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of Series B Preferred Stock or Common Stock, as provided for in Section 5.01) unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 1% the Exercise Price or the number of shares of Series B Preferred Stock or Common Stock purchasable upon exercise of Warrants immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Article 5 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this Article 5, fractional interests in Series B Preferred Stock or Common Stock shall be taken into account to the nearest one-hundredth of a share.

Section 5.09. Notice of Adjustment.

Whenever the Exercise Price or the number of Warrant Shares and other property, if any, purchasable upon exercise of Warrants is adjusted, as herein provided, the Company shall deliver to the Holders a certificate of a firm of independent accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair market value of any evidences of indebtedness, other securities or property or warrants or other subscription or purchase rights), and specifying the Exercise Price and the number of Warrant Shares purchasable upon exercise of Warrants after giving effect to such adjustment. The Company shall promptly mail a copy of such certificate to each Holder in accordance with
Section 6.04.

Section 5.10. Adjustment to Warrants

The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article 5, and the Warrant Certificates issued after such adjustment may state the same Exercise Price and the same number of Warrant Shares as are stated in any Warrant Certificate issued prior to the adjustment. The Company may, however, at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

                                    Article 6
                                  Miscellaneous


Section 6.01. Persons Benefiting.

Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company and the other Holders any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 6.02. Rights of Holders.

Except as otherwise specifically provided in Article 5 hereof, holders of unexercised Warrants are not entitled (i) to receive dividends or other distributions, (ii) to receive notice of or vote at any meeting of the stockholders, (iii) to consent to any action of the stockholders, (iv) to receive notice of any other proceedings of the Company or (v) to exercise any other rights as stockholders of the Company.

Section 6.03. Amendment.

This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or making any other provisions with respect to matters or questions arising under this Agreement as the Company and the Warrant Agent may deem necessary or desirable; provided, however, that such action shall not affect adversely the rights of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of the Holders shall require the written consent of the Holders of a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided herein). In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, Warrants owned by the Company or any subsidiary of the Company shall be disregarded and deemed not to be outstanding. Only Warrants outstanding at the time shall be considered in any such determination.

Section 6.04. Notices.

All notices, consents and other communications required or permitted hereunder shall be given to all parties hereto and shall be in writing and to the address of each party's representative set forth below. Any notice, consent or other communication so addressed shall be deemed given upon receipted personal delivery (reputable overnight courier permissible), confirmed facsimile transmission or United States certified mail delivery. Any notice given by other means shall be deemed given upon its arrival at the address for notices.

         If to the Company:                                 with a copy to:
         -----------------                                  --------------
         Telex Communications, Inc.                         Dechert
         12000 Portland Avenue                              30 Rockefeller Plaza
         Burnsville, Minnesota 55337                        New York, New York 10122-2200
         Facsimile: (952) 887-5588                          Facsimile:    (212) 698-3598
         Attention:                                         Attention:    Ronald R. Jewell
                    Chief Financial Officer

         If to the Warrant Agent:
         -----------------------
         BNY Midwest Trust Company
         2 North LaSalle Street, Suite 1020
         Chicago, Illinois 60602
         Attention: Roxane Ellwanger

The parties by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder's address as it appears on the Warrant Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 6.05. Governing Law.

The laws of the State of New York shall govern this Agreement and the Warrant Certificates.

Section 6.06. Successors.

All agreements of the Company, the Warrant Agent and the Holders in this Agreement shall bind their respective successors, transferees and assigns.

Section 6.07. Multiple Originals.

The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.08. Section Headings.

The sections headings of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 6.09. Severability.

The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

In witness whereof, the parties have caused this Agreement to be duly executed as of the date first written above .


TELEX COMMUNICATIONS, INC.                 BNY MIDWEST TRUST COMPANY

By:__________________________________      By:__________________________________
     Richard J. Pearson
     Vice President and Chief
       Financial Officer

                                                  Exhibit A to Warrant Agreement


                      (Form of Face of Warrant Certificate)

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN ISSUED PURSUANT TO ANY REGISTRATION OR SIMILAR FILING, LISTING OR PROSPECTUS OR DOCUMENT DELIVERY REQUIREMENTS UNDER THE LAWS OF ANY JURISDICTION OR THE RULES, REGULATIONS OR GUIDELINES OF ANY STOCK EXCHANGE OR QUOTATION SYSTEM. NO TRANSFER OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE WITHOUT COMPLIANCE WITH ANY OF THE FOREGOING, UNLESS AN EXEMPTION THEREUNDER IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE CORPORATION.

      THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN WARRANT AGREEMENT DATED AS OF NOVEMBER 21, 2001, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH WARRANT AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE. THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK. THE CORPORATION WILL FURNISH TO EACH HOLDER OF THESE SECURITIES WHO REQUESTS A COPY OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE RIGHTS AND LIMITATIONS OF EACH OUTSTANDING CLASS OF STOCK OF THE CORPORATION.

No. ________                                                  CUSIP No. ________

                         CERTIFICATE FOR _____ WARRANTS

    WARRANTS TO PURCHASE SERIES B PREFERRED STOCK, PAR VALUE $0.01 PER SHARE,
                                       OF
                           TELEX COMMUNICATIONS, INC.

This Certifies that, _________, or its registered assigns (the "Holder"), is the registered holder of the number of Warrants set forth above (the "Warrants"). Each whole Warrant entitles the Holder, at its option and subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from Telex Communications, Inc., a Delaware corporation (the "Company"), one share of the Company's Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), or if the Series B Preferred Stock shall have been converted in accordance with the terms thereof, one share of the Common Stock, par value $0.01 per share (the "Common Stock"), at the per share exercise price of $0.01 (the "Exercise Price"). This Warrant Certificate and each Warrant it represents shall terminate and become void upon the exercise hereof (the "Expiration Date"). The number of shares purchasable upon exercise of the Warrants and the Exercise Price per share shall be subject to adjustment from time to time as set forth in the Warrant Agreement.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of November 21, 2001 (the "Warrant Agreement"), between the Company and The Bank of New York, as Warrant Agent (the "Warrant Agent"), and is subject to the terms and provisions contained in the Warrant Agreement including the restrictions on transfer, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement including the restrictions on transfer for a full statement of the respective rights, limitations of rights, duties and obligations of the Company and the Holders of the Warrants. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Company at 12000 Portland Avenue, Burnsville, Minnesota 55337, Facsimile: (952) 887-5588,
Attention: Chief Financial Officer.

Subject to the terms of the Warrant Agreement, the Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form attached hereto duly executed to the Warrant Agent, and with the simultaneous payment of the Exercise Price in cash (subject to adjustment) to the Company at the office of the Company.

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable on terms and conditions specified in the Warrant Agreement; provided, however, that no Warrant shall be exercisable after the Expiration Date.

In the event the Company enters into a Combination, the Holder hereof will be entitled to receive the shares of capital stock or other securities or other property of such surviving entity as the Holder would have received had the Holder exercised its Warrants immediately prior to such Combination; provided, however, that in the event that, in connection with such Combination, consideration to holders of the Warrant Shares in exchange for their shares is payable solely in cash or in the event of the dissolution, liquidation or winding-up of the Company, the Holder hereof will be entitled to receive cash distributions as the Holder would have received had the Holder exercised its Warrants immediately prior to such Combination, less the Exercise Price.

The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with the transfer or exchange of the Warrant Certificates pursuant to Section 2.04 of the Warrant Agreement but not for any exchange or original issuance (not involving a transfer) with respect to temporary Warrant Certificates, the exercise of the Warrants or the Warrant Shares.

Upon any partial exercise of the Warrants, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate in respect of the shares of Warrant Shares as to which the Warrants shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by presenting this Warrant Certificate properly endorsed with a request to exchange this Warrant Certificate for other Warrant Certificates evidencing an equal number of Warrants. No fractional Warrant Shares beyond two decimal places will be issued upon the exercise of the Warrants, but the Company shall pay an amount in cash equal to the Current Market Value for one Warrant Share on the trading day immediately preceding the date the Warrant is exercised, multiplied by the fraction of a Warrant Share that would be issuable on the exercise of any Warrant.

All Warrant Shares issuable by the Company upon the exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

The Holder in whose name the Warrant Certificate is registered may be deemed and treated by the Warrant Agent as the absolute owner of the Warrant Certificate for all purposes whatsoever and the Warrant Agent shall not be affected by notice to the contrary.

The Warrants do not entitle any holder hereof to any of the rights of a shareholder of the Company.


                                         Telex Communications, Inc.

                                         By:____________________________________
                                              Richard J. Pearson
                                              Vice President and Chief Financial
                                                Officer

                                                  Exhibit B to Warrant Agreement


             Certificate to Effect Exchange or Transfer of Warrants

Re: Warrants to Purchase Series B Preferred Stock, par value $0.01 per share, of Telex Communications, Inc., or if the Series B Preferred Stock shall have been converted in accordance with the terms thereof, shares of the Common Stock, par value $0.01 per share, of Telex Communications, Inc.

This Certificate relates to ____ Warrants held in definitive form by ________ (the "Transferor").

The Transferor has requested the Warrant Agent by written order to exchange or register the transfer of a Warrant or Warrants. In connection with such request and in respect of each such Warrant, the Transferor does hereby certify that the Transferor is familiar with the Warrant Agreement relating to the above-captioned Warrants and that the transfer of this Warrant does not require registration under the Securities Act of 1933, (the "Securities Act") because:

         [_] Such Warrant is being acquired for the Transferor's own account without transfer.

         [_]     Such Warrant is being transferred to the Company.

         [_] Such Warrant is being transferred pursuant to an effective registration statement pursuant to the Securities Act.

         [_] Such Warrant is being transferred in a transaction meeting the requirements of Rule 144 under the Securities Act.

         [_] Such Warrant is being transferred pursuant to another available exemption from the registration requirements of the Securities Act, i.e.: _________________.

The Transferor does hereby certify that the transfer of this Warrant complies with Section 4.01 of the Warrant Agreement dated as of November 21, 2001 between the Company and BNY Midwest Trust Company, as Warrant Agent.

The Company is entitled to rely upon this Certificate and is irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

                                           ------------------------------------
                                               [Insert name of transferor]


Date:                                      By:
                                              ----------------------------------
      ------------------------------

                                                  Exhibit C to Warrant Agreement

                    Form of Election to Exercise Warrant and
                     Purchase Warrant Shares (to be executed
                         only upon exercise of Warrants)

                           Telex Communications, Inc.

The undersigned hereby irrevocably elects to exercise Warrants to purchase _______ Warrant Shares at an exercise price per Warrant Share (subject to adjustment) of $0.01, on the terms and conditions specified in the Warrant Certificate and the Warrant Agreement to which reference is made therein, and surrenders this Warrant Certificate and all right, title and interest therein to Telex Communications, Inc. and directs that the Warrant Shares deliverable upon the exercise of such Warrant be registered or placed in the name and at the address specified below and delivered thereto.

Date: ____________________________        Holder:

                                                 -------------------------------
                                                 Print Name:

                                                  Exhibit D to Warrant Agreement


                                Bank of New York
                                Schedule of Fees

[To come]